As filed with the Securities and Exchange Commission on October 26, 2010

Registration Statement No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOLAR THIN FILMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4356228
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

116 John Street, Suite 1120, New York, New York 10038
 (Address of Principal Executive Offices, including zip code)

COMPENSATION AGREEMENTS
 (Full title of the plan)

Robert M. Rubin
Chief Executive Officer
Solar Thin Films, Inc.
116 John Street, Suite 1120, New York, New York 10038
(212) 629-8260
 (Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

Calculation of Registration Fee

		Proposed	Proposed Maximum
Title of Securities	Amount to be	Maximum Offering	Aggregate Offering	Amount of
to be Registered	Registered	Price Per Share (1)	Price (1)	Registration Fee
Common stock, $0.01 par value	2,450,000	$0.25	$612,500	$43.67

(1) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the last trading price on the Over-the-Counter Bulletin Board of $0.25, on October 21, 2010.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) relates to the issuance of up to 2,450,000 shares of common stock, par value $.01 per share, of Solar Thin Films, Inc. (the “Company”) to four consultants as compensation for services performed on behalf of the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                      Plan Information.

The information specified in Part I of Form S-8 (Items 1 and 2) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement, but will be sent or given to participants as specified by Rule 428 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission.  The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference in this document.

This document incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission.  These documents contain important business and financial information about us that is not included in or delivered with this document.

The following documents filed with the SEC are incorporated herein by reference:

•	Reference is made to the Registrant’s quarterly report on Form 10 Q for the period ending June 30, 2010 as filed with the SEC on August 23, 2010, which is incorporated herein by reference

•	Reference is made to the Registrant’s quarterly report on Form 10-Q for the period ending March 31, 2010, as filed with the SEC on May 24, 2010, which is hereby incorporated by reference.

•	Reference is made to the Registrant’s annual report on Form 10-K for the period ending December 31, 2009, as filed with the SEC on April 15, 2010, which is hereby incorporated by reference.

•	Reference is made to the Registrant’s quarterly report on Form 10-Q for the period ending September 30, 2009, as filed with the SEC on November 13, 2009, which is hereby incorporated by reference.

•	Reference is made to the Registrant’s quarterly report on Form 10-Q for the period ending June 30, 2009, as filed with the SEC on August 14, 2009, which is hereby incorporated by reference.

•
All other reports filed by us with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to above, including our Current Reports on Form 8-K, each of which is hereby incorporated by reference.

•
Reference is made to the description of the Registrant's common stock as contained in its Registration Statement on Form S-1, filed with the Commission on February 14, 1997, including all amendments and reports filed with the Commission for the purpose of updating such description, which is hereby incorporated by reference.

We also incorporate by reference additional documents that may be filed with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering.  These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered by this Prospectus will be passed upon for us by Kreisberg & Maitland, LLP, New York, New York.

Item 6. Indemnification of Directors and Officers.

The Company's directors and executive officers are indemnified as provided by the Delaware General Corporation Law and the Company's Bylaws. Limitation on Liability and Indemnification of Directors and Officers under Delaware General Corporation Law a director or officer is generally not individually liable to the corporation or its shareholders for any damages as a result of any act or failure to act in his capacity as a director or officer, unless it is proven that:

1.           his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

2.           his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of ours will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's or officer's fiduciary duty and does not eliminate or limit our right or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

As permitted by Delaware law, our By-Laws include a provision which provides for indemnification of a director or officer by us against expenses, judgments, fines and amounts paid in settlement of claims against the director or officer arising from the fact that he was an officer or director, provided that the director or officer acted in good faith and in a manner he or she believed to be in or not opposed to our best interests. We have purchased insurance under a policy that insures both our company and our officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Compensation Agreement with Jeff Firestoe, Esq, Esq. dated as of October 18, 2010.

4.2	Compensation Agreement with Jeffrey Trancone dated as of October 18, 2010.

4.3	Compensation Agreement with Simon Kogan, Esq dated as of October 25, 2010

4.4	Compensation agreement with Alan Roberts Esq. dated as of October 25, 2010.

23.1	Consent of RBSM LLP, an Independence Registered Public Accounting Firm

23.2	Consent of Simon Kogan, Esq.

Item  9.  Undertakings.

(a) Solar Thin Films hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Solar Thin Films pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Solar Thin Films hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Solar Thin Films’ annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Solar Thin Films pursuant to the foregoing provisions, or otherwise, Solar Thin Films has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Solar Thin Films of expenses incurred or paid by a director, officer or controlling person of Solar Thin Films in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Solar Thin Films will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 26, 2010.

SOLAR THIN FILMS, INC.

/s/ Robert M. Rubin
Robert M. Rubin
Chief Executive Officer (Principal Executive Officer)
and Chief Financial Officer (Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Robert M. Rubin	Chief Executive Officer, Chief Financial Officer and	October 26, 2010
Robert M. Rubin	Chairman of the Board of Directors

/s/ Gary Maitland	Vice President, General Counsel and Director	October 26, 2010
Gary Maitland, Esq.

/s/ Harry Shufrin	Chief Financial Officer and Director	October 26, 2010
Harry Shufrin, CPA

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Compensation Agreement with Jeff Firestoe, Esq, Esq. dated as of October 18, 2010.

4.2	Compensation Agreement with Jeffrey Trancone dated as of October 18, 2010.

4.3	Compensation Agreement with Simon Kogan, Esq dated as of October 25, 2010

4.4	Compensation agreement with Alan Roberts Esq. dated as of October 25, 2010.

23.1	Consent of RBSM LLP, an Independence Registered Public Accounting Firm

23.2	Consent of Simon Kogan, Esq.